VOTING AGREEMENT

     This VOTING AGREEMENT (the "AGREEMENT"), dated as of August 11, 2000, by and between ITelTech, LLC, a Delaware limited liability company ("HOLDCO"), and IDT Investments Inc., a Nevada corporation ("IDT INVESTMENTS" and together with Holdco, the "STOCKHOLDERS").

     WHEREAS, AT&T Corp., a New York corporation ("AT&T"), IDT Corporation, a Delaware corporation ("IDT") and IDT Investments have entered into a Stock Purchase Agreement, dated as of August 11, 2000 (the "STOCK PURCHASE AGREEMENT");

     WHEREAS, AT&T and Net2Phone, Inc., a Delaware corporation (the "COMPANY") have entered into a Subscription Agreement, dated as of August 11, 2000 (the "SUBSCRIPTION AGREEMENT");

     WHEREAS, the Stockholders wish to enter into an agreement for the voting of all of the Common Shares (as defined below) of the Company "beneficially owned" (as such term is defined in the Securities Exchange Act of 1934, as amended) by each of them with respect to certain matters;

     NOW,  THEREFORE,   for  good  and  valuable  consideration,   the  receipt,
sufficiency and adequacy of which is hereby acknowledged, the parties hereto agree as follows:

     1.  REPRESENTATIONS OF STOCKHOLDER.  Each Stockholder  represents that such
Stockholder:

     (a) is the owner of that number of shares of Common Stock, par value $.01 per share of the Company (the "COMMON STOCK") and that number of shares of Class A common stock, par value $.01 per share, of the Company (the "CLASS A STOCK", and together with the Common Stock, the "COMMON SHARES") set forth opposite such Stockholder's name on EXHIBIT A (such amount, the "SHARES"); and

     (b) has the right, power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement, and this Agreement has been duly executed and delivered by such Stockholder and constitutes a valid and legally binding agreement of such Stockholder, enforceable in accordance with its terms except as such validity, enforceability and binding effect may be limited by bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally and by equitable principles; and such execution, delivery and performance by such Stockholder of this Agreement will not (i) conflict with, require a consent, waiver or approval under, or result in a breach of or default under, any of the terms of any material contract, commitment or other obligation (written or oral) to which such Stockholder is a party or by which such Stockholder is bound; (ii) violate any order, writ, injunction, decree or statute, or any rule or regulation, applicable to Stockholder or any of the properties or assets of Stockholder the violation of which would reasonably be expected to have a material adverse effect upon the consummation of the transactions contemplated hereby; or (iii) result in the creation of, or impose any obligation on such Stockholder to create, any lien, charge or other encumbrance of any nature whatsoever upon the Shares.



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     2. AGREEMENT TO VOTE SHARES.

          (a) Until August 1, 2003 or such earlier time as IDT Investments ceases to own two million or more Common Shares, the Stockholders agree that they will vote or cause to be voted all of their Shares in favor of nominees to the Board of Directors of the Company who are mutually acceptable to both Stockholders, at every meeting of the stockholders at which such matters are considered and at every adjournment thereof, it being further agreed that the Stockholders will vote or cause to be voted all of their Shares consistent with the result of having two designees from IDT Investments reasonably acceptable to Holdco on the Board of Directors of the Company and three designees from Holdco reasonably acceptable to IDT Investments on the Board of Directors of the Company. In the event that the Stockholders are unable to agree on acceptable nominees, the Stockholders and the Company agree that the Stockholders will be duly counted, and will take such action as necessary to be duly counted, as present for purposes of determining that a quorum is present at the stockholders meeting and the Stockholders agree that they will abstain from voting on such nominees as to which the Stockholders are unable to agree.

          (b) The Stockholders agree that they shall use their reasonable best efforts to assure that at least five members of the Board of Directors of the Company will be members not employed by, providing material services for compensation to or otherwise affiliated with the Stockholders or AT&T or any of their respective affiliates. The obligations of IDT Investments or Holdco, as the case may be, under this Section 2(b) shall terminate at such time as IDT Investments or Holdco, as the case may be, becomes the beneficial owner of more than 85% or less than 15% of the voting power of the Company.

     3. TERMINATION. This Agreement shall terminate with respect to the parties upon the earlier to occur of (i) the mutual consent of all of the parties or
(ii) with respect to each provision of this Agreement, in accordance with its terms.

     4. ADDITIONAL PURCHASES. Each Stockholder agrees that in the event (a) of any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of capital stock of the Company on, of or affecting the Shares of such Stockholder, (b) such Stockholder purchases or otherwise acquires after the execution of this Agreement (including by conversion) beneficial ownership of any shares of Common Stock or Class A Stock after the execution of this Agreement (including by conversion), or (c) such Stockholder voluntarily acquires the right to vote or share in the voting of any shares of Common Stock or Class A Stock other than the Shares, any additional Common Shares acquired or purchased by him shall be subject to the terms of this Agreement and shall constitute Shares to the same extent as if they were owned by such Stockholder on the date hereof. Each Stockholder agrees to promptly notify the other Stockholder upon any change in beneficial ownership of any shares of Common Stock or Class A Stock as provided above.

     5. SPECIFIC PERFORMANCE. The parties hereto each acknowledge that, in view of the uniqueness of arrangements contemplated by this Agreement, the parties hereto would not


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



have an adequate remedy at law for money damages in the event that this Agreement were not performed in accordance with its terms, and therefore agree that the parties hereto shall be entitled to specific performance of the terms hereof in addition to any other remedy to which the parties hereto may be entitled at law or in equity.

     6. HEIRS, SUCCESSORS AND ASSIGNS. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, which consent shall not be unreasonably withheld, and the attempted or purported assignment shall be void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     7. ENTIRE AGREEMENT; AMENDMENT; WAIVER; THIRD PARTY BENEFICIARIES. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all the parties hereto. No waiver of any provisions hereof by any party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by any reason of this Agreement, other than Sections 2(a) and (b) (which are intended also to be for the benefit of the Company, may be enforced by the Company in accordance with the terms and conditions of this Agreement and which may not be amended without the Company's consent).

     8. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given, if delivered personally, by telecopier or sent by certified mail, return receipt requested, postage prepaid, or by a recognized air courier service, as follows:

               If to IDT Investments, to:

                      IDT Investments Inc.
                      2325 B Renaissance Drive
                      Las Vegas, Nevada  89119
                      Attention:  Jonathan Levy, Treasurer
                      Fax Number:  (702) 966-4247

                With a copy to:

                      Sullivan & Cromwell
                      125 Broad Street
                      New York, New York 10004
                      Attention:  Robert S. Risoleo, Esq.
                      Fax number: (212) 558-3588


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


               If to Holdco, to:


                      Attention:
                      Fax number:

                      With a copy to:

                      Wachtell, Lipton, Rosen & Katz
                      51 West 52nd Street
                      New York, New York 10019
                      Attention: Seth A. Kaplan, Esq.
                      Fax number: (212) 403-2000

or to such other address or addresses as shall be designated in writing. All notices shall be effective when received.

     9. MISCELLANEOUS.

          (a) This Agreement may be executed in two counterparts, each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same document.

          (b) This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed in that State without regard to conflict of laws provisions thereof.

          (c) (i) Each party hereto hereby irrevocably submits to the exclusive jurisdiction of any state of federal court sitting in the City of New York in any action or proceeding arising out of or relating to this Agreement and hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such state court or, to the extent permitted by law, in such federal court. Each of the parties hereby irrevocably consents to the service of process in any such action or proceeding by the mailing by certified mail of copies of any service or copies of the summons and complaint and any other process to such party at the address specified in Section 9.

               (ii) The parties agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

               (iii) Nothing in this Section 9(c) shall affect the right of a party to serve legal process in any other manner permitted by law.

          (d) Unless otherwise indicated herein, each of the parties hereto shall bear its own expenses in connection with the negotiation of this Agreement, including but not limited to, legal and accounting fees.


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



          (e) The Section and other headings contained in this Agreement are inserted for convenience of reference only and will not affect the meaning or interpretation of this Agreement. All references to Sections contained herein mean Sections of this Agreement unless otherwise stated.

          (f) (i) For the purposes hereof, (v) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other gender as the context requires, (w) the terms "hereof", "herein", and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement unless otherwise specified, (x) the word "including" and words of similar import when used in this Agreement shall mean "including, without limitation," unless the context otherwise requires or unless otherwise specified, (y) the word "or" shall not be exclusive and (z) provisions shall apply, when appropriate, to successive events and transactions.

               (ii) This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

          (g) Any provision hereof which is invalid or unenforceable shall be ineffective to the extent of such invalidity or unenforceability, without affecting in any way the remaining provisions hereof.

          (h) Except as prohibited by law, each party waives any right it may have to claim or recover any special, exemplary, punitive or consequential damages, or any damages other than, or in addition to, actual damages.



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




     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

                                    ITELTECH, LLC



                                    By:   /s/ Edward M. Dwyer
                                        -------------------------------------
                                  Name:       Edward M. Dwyer
                                 Title:       Vice President and Treasurer


                                    IDT INVESTMENTS INC.



                                    By:  /s/ Howard Millendorf
                                        -------------------------------------
                                  Name:      Howard Millendorf
                                 Title:      President

                                                                  Exhibit A


                                     STOCK OWNERSHIP

                                Number of         Number of
                                Shares of         Shares of        Type of
NAME                           Common Stock      Class A Stock    Ownership
----                           ------------      -------------    ---------
IDT Investments Inc.              ---               9,996,750        Direct

ITelTech, LLC                     ---               14,900,000       Direct